Exhibit 99.1

NEWS RELEASE

Appointment of James H. Bloem as Director of

Warner Chilcott Limited

Hamilton, Bermuda, December 13, 2006 — Warner Chilcott Limited (NASDAQ: WCRX) announced today that Mr. James H. Bloem has been appointed to its Board of Directors and the Audit Committee of the Board.

Mr. Bloem is Senior Vice President and Chief Financial Officer of Humana Inc., a position he has held since 2001. Humana is one of the nation’s largest health benefit companies with over 11 million medical members. In addition, from 1996 to 2000, he served as a member of the Board of Directors of one of our predecessor companies. Mr. Bloem also currently serves on the board of Rotech Healthcare, Inc.

“We are very pleased to add Jim Bloem to our Board” said Roger Boissonneault, Chief Executive Officer and President of the Company. “Jim has spent most of his career in senior financial positions in a wide variety of industries, including healthcare, and will bring his experience and knowledge to our Board.”

Additionally, on December 7, 2006, George Taylor resigned from the Company’s Board of Directors.

The Company

Warner Chilcott is a leading specialty pharmaceutical company focused on developing, manufacturing and marketing and selling branded prescription products in women’s healthcare and dermatology in the United States. WCRX-G

Read more on www.warnerchilcott.com.

Contact

Rochelle Fuhrmann	Tel: +1 973-442-3200
Director, Investor Relations	email: rfuhrmann@wcrx.com

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